Sub-Item 77K

Deloitte & Touche LLP (“Deloitte”) was previously the independent registered public accounting firm engaged to audit the financial statements of the Registrant. On November 12, 2014, Deloitte was dismissed and Cohen Fund Audit Services, LTD was engaged as the Registrant’s independent registered public accounting firm. The decision to change accountants was approved by the Audit Committee of the Registrant’s Board of Trustees.

During the two fiscal years ended March 31, 2014 and March 31, 2013, and the subsequent interim period through November 12, 2014, there were no: (1) disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (2) reportable events.

The audit reports of Deloitte on the financial statements of the Registrant as of and for the years ended March 31, 2014 and March 31, 2013 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.